Filed Pursuant to Rule 433
                                                         File No.: 333-141613-06

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CSMC 2007-C4        Collateral and Structural Term Sheet         August 10, 2007
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                                 CMBS New Issue

                                  CSMC 2007-C4

                       Collateral & Structural Term Sheet

                                 $1,827,780,000

                                  (Approximate)

              Credit Suisse First Boston Mortgage Securities Corp.
                 Commercial Mortgage Pass-Through Certificates,
                                 Series 2007-C4



                            [COLUMN FINANCIAL LOGO]



            [PNC LOGO]                                [NCB FSB(SM) LOGO]




Credit Suisse
                             PNC Capital Markets LLC
                                                           RBS Greenwich Capital

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You have requested that Credit Suisse Securities (USA) LLC, Greenwich Capital
Markets, Inc., and PNC Capital Markets LLC (collectively, the "Underwriters") provide to you information in connection with your consideration of the purchase of certain securities described herein. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141613) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-221-1037 or by email to the following address: barry.polen@credit-suisse.com. The Underwriters may from time to time perform investment banking services for or solicit investment banking business from any company named in the information herein. The Underwriters and/or their employees may from time to time have a long or short position in any contract or security discussed herein. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding any assets backing any securities discussed herein supercedes all prior information regarding such assets. All information in this term sheet, whether regarding the assets backing any securities discussed herein or otherwise, will be superceded by the information contained in any subsequent materials delivered to you by or on behalf of the Underwriters.

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

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CSMC 2007-C4        Collateral and Structural Term Sheet         August 10, 2007
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I.  Transaction Offering (1)

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                                                                             Assumed
                        Initial      Approximate                             Weighted
                       Principal      of Total                                Average
         Expected       Balance        Initial  % Approximate    Initial       Life    Expected   Expected
        Ratings       or Notional     Principal     Credit     Pass-Through  (years)   Maturity   Principal       Legal
 Class     (2)           Amount        Balance      Support     Rate (3)        (4)       (4)    Window (4)      Status   ERISA (5)
------- ---------- ---------------- ----------- ------------- ------------- --------- --------- ------------- ----------- ---------
Offered Certificates:
  A-1    Aaa/AAA        $26,000,000    1.21%        30.00%          %           2.7      04/12   10/07-04/12     Public      Yes
  A-2    Aaa/AAA       $219,700,000   10.26%        30.00%          %           4.7      08/12   04/12-08/12     Public      Yes
  A-3    Aaa/AAA       $333,838,000   15.59%        30.00%          %           6.7      07/14   05/14-07/14     Public      Yes
 A-AB    Aaa/AAA        $37,710,000    1.76%        30.00%          %           7.0      08/16   08/12-08/16     Public      Yes
  A-4    Aaa/AAA       $339,000,000   15.83%        30.00%          %           9.6      06/17   08/16-06/17     Public      Yes
 A-1-A   Aaa/AAA       $542,371,000   25.33%        30.00%          %           8.6      07/17   10/07-07/17     Public      Yes
  A-M    Aaa/AAA       $214,089,000   10.00%        20.00%          %           9.9      07/17   07/17-07/17     Public      Yes
  A-J    Aaa/AAA       $115,072,000    5.37%        14.63%          %           9.9      07/17   07/17-07/17     Public      Yes
 A-SP    Aaa/AAA                (6)     N/A           N/A           %                     N/A        N/A         Public      Yes
Non-Offered Certificates (7):
   B     Aa1/AA+        $24,085,000    1.13%        13.50%          %           9.9      08/17   07/17-08/17  Private-144A   Yes
   C      Aa2/AA        $29,438,000    1.38%        12.13%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   D     Aa3/AA-        $24,084,000    1.12%        11.00%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   E      A1/A+         $18,733,000    0.88%        10.13%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   F       A2/A         $18,733,000    0.88%         9.25%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   G      A3/A-         $21,409,000    1.00%         8.25%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   H    Baa1/BBB+       $21,409,000    1.00%         7.25%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   J     Baa2/BBB       $26,761,000    1.25%         6.00%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   K    Baa3/BBB-       $29,437,000    1.37%         4.63%          %           9.9      08/17   08/17-08/17  Private-144A   Yes
   L     Ba1/BB+        $21,409,000    1.00%         3.63%          %           9.9      08/17   08/17-08/17  Private-144A   No
   M      Ba2/BB         $8,028,000    0.37%         3.25%          %           9.9      08/17   08/17-08/17  Private-144A   No
   N     Ba3/BB-         $5,352,000    0.25%         3.00%          %           9.9      08/17   08/17-08/17  Private-144A   No
   O      B1/B+          $5,353,000    0.25%         2.75%          %           9.9      08/17   08/17-08/17  Private-144A   No
   P       B2/B          $5,352,000    0.25%         2.50%          %           9.9      08/17   08/17-08/17  Private-144A   No
   Q      B3/B-          $8,028,000    0.37%         2.13%          %           9.9      08/17   08/17-08/17  Private-144A   No
   S      NR/NR         $45,494,356    2.13%         0.00%          %          10.2      04/27   08/17-04/27  Private-144A   No
  A-X    Aaa/AAA  $2,140,885,356(6)     N/A           N/A           %           8.4       N/A        N/A      Private-144A   Yes
-----------------------------------------------------------------------------------------------------------------------------------

(1) The commercial mortgage backed securities referred to in these materials, and the mortgage pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

(2) These classes are expected to be rated by Moody's Investors Service and Standard & Poor's Ratings Services. "NR" means not rated.

(3) Classes _, _ and _ will be fixed rate. Classes_, _ and _ will have a pass through rate that is fixed subject to the net WAC of the mortgage pool. Classes _ and _ will have a pass through rate that is equal to the net WAC of the mortgage pool.

(4) Assumes 0% CPR, no defaults, no extensions and ARD Loans (as described in the free writing prospectus) pay in full on their respective anticipated repayment dates. Otherwise based on "Modeling Assumptions" set forth in the free writing prospectus. Assumed weighted average life expressed in years.

(5) Expected to be eligible for Credit Suisse Securities (USA) LLC individual prohibited transaction exemption under ERISA.

(6)   Notional Amount.

(7)   Not offered by the Free Writing Prospectus or this term sheet.


--------------------------------------------------------------------------------
You have requested that Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., and PNC Capital Markets LLC (collectively, the "Underwriters") provide to you information in connection with your consideration of the purchase of certain securities described herein. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141613) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-221-1037 or by email to the following address: barry.polen@credit-suisse.com. The Underwriters may from time to time perform investment banking services for or solicit investment banking business from any company named in the information herein. The Underwriters and/or their employees may from time to time have a long or short position in any contract or security discussed herein. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding any assets backing any securities discussed herein supercedes all prior information regarding such assets. All information in this term sheet, whether regarding the assets backing any securities discussed herein or otherwise, will be superceded by the information contained in any subsequent materials delivered to you by or on behalf of the Underwriters.
                                       2
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